EXHIBIT 99

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces an Increase in Quarterly Dividend

East Syracuse, New York, November 29, 2011 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED) announced today that the Board of Directors of the Company has declared a quarterly cash dividend of $0.07 per share of the Company's common stock.  The dividend reflects an annual cash dividend rate of $0.22 per share.  The dividend will be payable to stockholders of record as of December 13, 2011, and is expected to be paid on December 23, 2011.

Ross J. Prossner, President and CEO of the Company said, “We are pleased to be able to increase our cash dividend in this, our fourth year of being a publicly traded company.  The 40% increase is reflective of our strong earnings and ongoing commitment to return value to our shareholders.”

The Company, through its subsidiary, Beacon Federal (“the Bank”), offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in East Syracuse, New York.  The Company’s stock is traded on the NASDAQ Global Market under the symbol “BFED.”  For more information about Beacon Federal, visit www.beaconfederal.com.

Contact:
Lisa M. Jones
Senior Vice President and CFO
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY 13057
(315) 433-0111 x 1582